Exhibit 99.1

April 25, 2017	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports First-Quarter Results

GAAP1 EPS Increased 9 Percent; Operating2 EPS Increased 30 Percent

Total Company Sales Grew 5 Percent on Volume and Price Improvement

Segment Operating Margins Expanded About 250 Basis Points

First-Quarter Highlights

•	GAAP[1] earnings per share increased 9 percent to $1.52 from $1.39 in prior year. Operating earnings[2] per share increased 30 percent to $1.64 from $1.26 in prior year.

•
Sales of $7.7 billion increased 5 percent on a 4-percent benefit from volume and a 1-percent benefit from local price. Sales grew in most segments, led by Agriculture, Performance Materials, and Electronics & Communications.

•
Agriculture sales increased 4 percent reflecting benefits from local price and volume.  Pricing growth was driven by double-digit gains in Latin America, the launch of new soybean varieties in North America and increased sunflower seed sales in Europe.  Volume growth was driven by the change in timing of seed deliveries and increased insecticide and sunflower seed volumes, partially offset by lower expected corn acreage in North America.

•
Total company gross margin expanded by more than 80 basis points. Segment operating margins expanded by about 250 basis points, led by improvements in Electronics & Communications, Performance Materials and Agriculture.

•	Free cash flow[3] improved over $200 million.

•
DuPont expects first-half 2017 GAAP[1] earnings per share of about $2.42, a decrease of about 5 percent versus prior year. First-half 2017 operating earnings[2] per share are expected to be about $2.90, an increase of about 16 percent versus prior year.

WILMINGTON, Del., Apr. 25, 2017 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced first-quarter 2017 GAAP1 earnings of $1.52 per share and operating earnings2 of $1.64 per share. Prior year GAAP1 and operating earnings2 were $1.39 per share and $1.26 per share, respectively. Refer to Schedule B for details of significant items excluded from operating earnings per share.

1 Generally Accepted Accounting Principles (GAAP)
2 See schedules A, C, and D for definitions and reconciliations of non-GAAP measures.
3 Free cash flow is defined as cash used for operating activities less purchases of property, plant and equipment. See schedule A for reconciliation of non-GAAP measure.

E.I. du Pont de Nemours and Company

First-quarter sales were $7.7 billion, up 5 percent versus prior year on a 4-percent benefit from volume and a 1-percent benefit from local price. Volume grew in almost all segments, led by Performance Materials, Electronics & Communications and Agriculture. Agriculture sales were positively impacted by the change in timing of seed deliveries which benefitted first quarter sales by approximately $140 million. This timing change benefitted total company net sales by 2 percent in the quarter.

“Our team delivered strong operational performance in the first quarter, growing operating EPS by 30 percent,” said Ed Breen, Chairman and CEO. “The strength of our new product introductions and increased demand in key markets together resulted in top-line increases in almost every business. We also made significant progress on key milestones in the merger with Dow, including receipt of conditional approval from the European Commission and an agreement with FMC to divest certain crop protection assets and acquire substantially all of its Health & Nutrition segment. We continue to expect to close the merger in August of this year and quickly begin working on the 500-plus projects already identified to deliver the targeted $3 billion in cost synergies.”

Global Consolidated Net Sales - 1st Quarter

	Three Months Ended
	March 31, 2017		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$3,576	—	1	—	(1)	—
EMEA*	2,110	5	1	(3)	8	(1)
Asia Pacific	1,451	13	(1)	(1)	16	(1)
Latin America	606	14	7	11	(3)	(1)

Total Consolidated Net Sales	$7,743	5	1	—	4	—

* Europe, Middle East & Africa

Segment Net Sales - 1st Quarter

	Three Months Ended
	March 31, 2017		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$3,928	4	2	1	2	(1)
Electronics & Communications	510	13	—	(1)	15	(1)
Industrial Biosciences	368	5	2	(1)	4	—
Nutrition & Health	789	(1)	—	(1)	—	—
Performance Materials	1,368	10	—	(1)	11	—
Protection Solutions	747	2	(2)	(1)	5	—
Other	33
Consolidated Net Sales	$7,743	5	1	—	4	—

Operating Earnings - 1st Quarter

			Change vs. 2016
(Dollars in millions)	1Q17	1Q16	$	%
Agriculture	$1,236	$1,101	$135	12%
Electronics & Communications	89	59	30	51%
Industrial Biosciences	75	63	12	19%
Nutrition & Health	121	104	17	16%
Performance Materials	355	273	82	30%
Protection Solutions	177	176	1	1%
Other	(62)	(59)	(3)	-5%
Total segment operating earnings (4)	1,991	1,717	274	16%

Exchange gains (losses) (5)	(59)	(121)	62	nm
Corporate expenses (4)	(69)	(86)	17	-20%
Interest expense	(84)	(92)	8	-9%
Operating earnings before income taxes (2)	1,779	1,418	361	25%

Provision for income taxes on operating earnings (2) (4)	(338)	(303)	(35)
Less: Net loss attributable to noncontrolling interests	8	6	2
Operating earnings (2)	$1,433	$1,109	$324	29%

Operating earnings per share (2)	$1.64	$1.26	$0.38	30%
GAAP (1) earnings per share	$1.52	$1.39	$0.13	9%

(4) See Schedules B and C for listing of significant items and their impact by segment.
(5) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing first quarter with the prior year, unless otherwise noted.

Agriculture - First-quarter 2017 operating earnings of $1,236 million increased $135 million, or 12 percent, on local price and volume growth.  Pricing growth was realized by double-digit increases in Brazil driven by the company’s newest corn hybrids and increased sunflower seed sales in Europe.  Volume growth was driven by an approximately $140 million benefit from the change in timing of seed deliveries, increased insecticides and sunflower seed sales partially offset by a decrease in expected corn acreage in North America.  Operating margins expanded by about 240 basis points.

Electronics & Communications - First-quarter 2017 operating earnings of $89 million increased $30 million, or 51 percent, on volume growth and the absence of a $16 million prior year litigation expense. Volume growth was driven by increased demand in consumer electronics and semiconductor markets, as well as stronger photovoltaic material sales. Operating earnings included a gain on the sale of a business offset by costs associated with a legal matter. Operating margins expanded by 440 basis points.

Industrial Biosciences - First-quarter 2017 operating earnings of $75 million increased $12 million, or 19 percent, on volume growth, improved joint venture performance and cost savings, partially offset by declines in CleanTech. Volume growth reflected increased demand for biomaterials in apparel and carpeting and bioactives in the grain processing market. Operating margins expanded by about 250 basis points.

Nutrition & Health - First-quarter 2017 operating earnings of $121 million increased $17 million, or 16 percent, on plant productivity, mix enrichment and cost savings. Volume growth in probiotics and emulsifiers was offset by declines in protein solutions and systems and texturants. Operating margins expanded by 235 basis points.

Performance Materials - First-quarter 2017 operating earnings of $355 million increased $82 million, or 30 percent, driven by higher volumes and cost savings.  Increased demand for polymers in automotive markets, specialty copolymers growth in packaging and timing benefits from the second quarter 2017 drove increased volumes.  Overall volume growth was constrained by lower ethylene sales as the business prepares for a planned turnaround of the ethylene cracker in the second quarter.  Operating margins expanded by about 410 basis points.

Protection Solutions - First-quarter 2017 operating earnings of $177 million increased $1 million, or 1 percent, as volume growth and cost savings offset higher raw material costs, unfavorable mix and lower plant productivity. Volume growth reflected improved demand for Nomex® thermal-resistant fiber in oil and gas and mass transportation markets partially offset by declines in Kevlar® high-strength materials, Tyvek® protective materials and surfaces. Operating margins contracted by 45 basis points.

First-Half 2017 Outlook
The company expects first-half 2017 GAAP1 earnings per share of about $2.42, a decrease of about 5 percent from prior year. First-half 2017 operating earnings2 per share are expected to be about $2.90, an increase of about 16 percent versus prior year primarily driven by sales growth. The increase in sales is due to the impact of the change in timing of seed deliveries, primarily related to the southern U.S route-to-market change in Agriculture, and strength in global automotive markets. These benefits are anticipated to be partially offset by the expected reduction in planted corn acres in North America and higher product costs in Performance Materials and Agriculture.

The company’s first-half 2017 GAAP1 earnings includes an expected net charge of about $0.32 per share for significant items primarily related to transaction costs associated with the planned merger with Dow. Prior year GAAP1 earnings included a net benefit of $0.20 per share from significant items, primarily due to a gain on the sale of an entity.
DuPont will hold a conference call and webcast on Tuesday, Apr. 25, 2017, at 8:00 AM ET to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 6328583#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. These measures include the company’s consolidated results and earnings per share on an operating earnings basis, which excludes significant items and non-operating pension and other post employment benefit costs (operating earnings and operating EPS), total segment pre-tax operating earnings, operating costs and corporate expenses on an operating earnings basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the company’s segments, including allocating resources and evaluating incentive compensation. From a liquidity perspective, management uses free cash flow, which is defined as cash provided by/used for operating activities less purchases of property, plant and equipment. Free cash flow is useful to investors and management to evaluate the company’s cash flow and financial performance, and is an integral financial measure used in the company’s financial planning process. Management believes that these non-GAAP measurements are meaningful to investors as they provide insight with respect to ongoing operating results of the company and provide a more useful comparison of year-over-year results. These non-GAAP measurements supplement our GAAP disclosures and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D. Details of significant items are provided in schedule B.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward-Looking Statements: This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger of equals transaction with The Dow Chemical Company (the “DowDuPont Merger”) and the proposed transaction with FMC and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the DowDuPont Merger or the proposed transaction or to make or take any filing or other action required to consummate such transactions in a timely manner or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the DowDuPont Merger and the proposed transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s or the Health and Nutrition business’s operations and other conditions to the completion of the DowDuPont Merger and the proposed transaction, (ii) the possibility that the DowDuPont Merger and the proposed transaction may not close, including because the various approvals, authorizations and declarations of non-objections from certain regulatory and governmental authorities with respect to either the DowDuPont Merger or the proposed transaction may not be obtained, on a timely basis or otherwise, including that these regulatory or governmental authorities may not approve of FMC as an acceptable purchaser of the Ag business in connection with the proposed transaction or may impose conditions on the granting of the various approvals, authorizations and declarations of non-objections, including requiring the respective Dow, DuPont and FMC businesses, including the Health and Nutrition business (in the case of DuPont) and the Ag business (in the case of FMC), to divest certain assets if necessary to obtain certain regulatory approvals or otherwise limiting the ability of the combined company to integrate parts of the Dow and DuPont businesses and/or the DuPont and Health and Nutrition businesses, (iii) the ability of DuPont to integrate the Health and Nutrition business successfully and to achieve anticipated synergies, (iv) potential litigation or regulatory actions relating to the DowDuPont Merger or the proposed transaction that could be instituted against DuPont or its directors, (v) the risk that disruptions from the DowDuPont Merger or the proposed transaction will harm DuPont’s business, including current plans and operations, (vi) the ability of DuPont to retain and hire key personnel, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the DowDuPont Merger or the proposed transaction, (viii) uncertainty as to the long-term value of DowDuPont common stock, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments, (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the DowDuPont Merger or the proposed transaction that could affect DuPont’s financial performance, (xii) certain restrictions during the pendency of the DowDuPont Merger or the proposed transaction that may impact DuPont’s ability to pursue certain business opportunities or strategic transactions and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the DowDuPont Merger or the proposed transaction, are or will be more fully discussed in (1) DuPont’s most recently filed Form 10-K, 10-Q and 8-K reports, (2) DuPont’s subsequently filed Form 10-K and 10-Q reports and (3) the joint proxy statement/prospectus included in the Registration Statement filed with the SEC in connection with the DowDuPont Merger. While the list of factors presented here is, and the list of factors presented in the relevant Form 10-K, 10-Q and 8-K reports and the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.
# # #
4/25/17

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended March 31,
	2017	2016
Net sales	$7,743	$7,405
Cost of goods sold	4,371	4,242
Other operating charges (1)	204	185
Selling, general and administrative expenses (1)	1,260	1,128
Research and development expense	416	418
Other income, net (1)	(306)	(372)
Interest expense	84	92
Employee separation / asset related charges, net (1)	152	77

Income from continuing operations before income taxes	1,562	1,635
Provision for income taxes on continuing operations (1)	224	406
Income from continuing operations after income taxes	1,338	1,229
(Loss) income from discontinued operations after income taxes	(217)	3

Net income	1,121	1,232

Less: Net income attributable to noncontrolling interests	8	6

Net income attributable to DuPont	$1,113	$1,226

Basic earnings per share of common stock:
Basic earnings per share of common stock from continuing operations	$1.53	$1.40
Basic loss per share of common stock from discontinued operations	(0.25)	—
Basic earnings per share of common stock (2)	$1.28	$1.40

Diluted earnings per share of common stock:
Diluted earnings per share of common stock from continuing operations	$1.52	$1.39
Diluted loss per share of common stock from discontinued operations	(0.25)	—
Diluted earnings per share of common stock (2)	$1.27	$1.39

Dividends per share of common stock	$0.38	$0.38

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	866,516,000	873,546,000
Diluted	871,083,000	877,251,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended March 31,
	2017	2016	% Change
Income from continuing operations after income taxes (GAAP)	$1,338	$1,229	9%
Less: Significant items (charge) benefit included in income from continuing operations after income taxes (per Schedule B)	(36)	160
Non-operating pension/OPEB costs included in income from continuing operations after income taxes	(67)	(46)
Net income attributable to noncontrolling interest from continuing operations	8	6
Operating earnings (Non-GAAP) (3)	$1,433	$1,109	29%

Earnings per share from continuing operations (GAAP)	$1.52	$1.39	9%
Less: Significant items (charge) benefit included in EPS (per Schedule B)	(0.04)	0.18
Non-operating pension/OPEB costs included in EPS	(0.08)	(0.05)
Operating earnings per share (Non-GAAP) (3)	$1.64	$1.26	30%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$3,347	$4,605
Marketable securities	2,570	1,362
Accounts and notes receivable, net	7,272	4,971
Inventories	5,287	5,673
Prepaid expenses	574	506
Total current assets	19,050	17,117
Property, plant and equipment, net of accumulated depreciation (March 31, 2017 - $14,994; December 31, 2016 - $14,736)	9,084	9,231
Goodwill	4,172	4,180
Other intangible assets	3,624	3,664
Investment in affiliates	687	649
Deferred income taxes	3,382	3,308
Other assets	1,851	1,815
Total	$41,850	$39,964

Liabilities and Equity
Current liabilities
Accounts payable	$3,038	$3,705
Short-term borrowings and capital lease obligations	2,279	429
Income taxes	185	101
Other accrued liabilities	4,308	4,662
Total current liabilities	9,810	8,897
Long-term borrowings and capital lease obligations	8,099	8,107
Other liabilities	11,911	12,333
Deferred income taxes	395	431
Total liabilities	30,215	29,768

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at March 31, 2017 - 953,937,000; December 31, 2016 - 950,044,000	286	285
Additional paid-in capital	11,354	11,190
Reinvested earnings	15,704	14,924
Accumulated other comprehensive loss	(9,423)	(9,911)
Common stock held in treasury, at cost (87,041,000 shares at March 31, 2017 and December 31, 2016)	(6,727)	(6,727)
Total DuPont stockholders' equity	11,431	9,998
Noncontrolling interests	204	198
Total equity	11,635	10,196
Total	$41,850	$39,964

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Three Months Ended March 31,
	2017	2016
Total Company

Net income	$1,121	$1,232
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	230	238
Amortization of intangible assets	51	122
Net periodic pension benefit cost	109	146
Contributions to pension plans	(82)	(88)
Gain on sale of businesses and other assets	(192)	(374)
Asset-related charges	119	78
Other operating activities - net	78	180
Change in operating assets and liabilities - net	(3,058)	(3,340)
Cash used for operating activities	(1,624)	(1,806)
Investing activities
Purchases of property, plant and equipment	(330)	(357)
Investments in affiliates	(22)	(1)
Proceeds from sale of businesses and other assets - net	283	193
Net (increase) decrease in short-term financial instruments	(1,205)	282
Foreign currency exchange contract settlements	(15)	(78)
Other investing activities - net	(46)	(12)
Cash (used for) provided by investing activities	(1,335)	27
Financing activities
Dividends paid to stockholders	(331)	(334)
Net increase in borrowings	1,844	958
Proceeds from exercise of stock options	160	36
Other financing activities - net	(32)	(35)
Cash provided by financing activities	1,641	625
Effect of exchange rate changes on cash	60	20
Decrease in cash and cash equivalents	(1,258)	(1,134)
Cash and cash equivalents at beginning of period	4,605	5,300
Cash and cash equivalents at end of period	$3,347	$4,166

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow - Total Company
	Three Months Ended March 31,
	2017	2016
Cash used for operating activities (GAAP)	$(1,624)	$(1,806)
Purchases of property, plant and equipment	(330)	(357)
Free cash flow (Non-GAAP)	$(1,954)	$(2,163)

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) Operating earnings and operating earnings per share are defined as earnings from continuing operations excluding significant items and non-operating pension/OPEB costs. Non-operating pension/OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax (6)		($ Per Share)
	2017	2016	2017	2016	2017	2016
1st Quarter
Transaction costs (1)	$(170)	$(24)	$(122)	$(21)	$(0.14)	$(0.02)
Restructuring charges, net (2)	(152)	(77)	(100)	(48)	(0.11)	(0.06)
Gain on sale of business / entity (3)	162	369	86	214	0.10	0.24
Income tax items (4)	47	—	100	—	0.11	—
Customer claims adjustment/recovery (5)	—	23	—	15	—	0.02
1st Quarter - Total	$(113)	$291	$(36)	$160	$(0.04)	$0.18

(1)
First quarter 2017 and 2016 included charges of $(170) and $(24), respectively, recorded in selling, general and administrative expenses related to costs associated with the planned merger with The Dow Chemical Company and related activities. For first quarter 2017 and 2016, the effective tax rate for the total of pre-tax charges was 28.2% and 12.5%, respectively. A significant portion of the transaction costs are in the US; however, those costs are not always tax-deductible.

(2)
First quarter 2017 included a $(152) restructuring charge recorded in employee separation/asset related charges, net, primarily associated with actions to improve plant productivity.  The charge included $(33) of severance and related benefit costs and $(119) of asset-related charges.   The asset-related charges mainly consists of accelerated depreciation associated with decision to close the Company’s Protection Solutions Cooper River manufacturing site located near Charleston, South Carolina.  Additional charges for accelerated depreciation are expected in 2017, the majority of which will be recognized in the second quarter.

First quarter 2016 included a $(75) restructuring charge recorded in employee separation / asset related charges, net related to the decision not to re-start the Agriculture segment's insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The charge included $(41) of asset-related charges, $(18) of contract termination costs, and $(16) of employee severance and related benefit costs.

First quarter 2016 included a $(2) charge in employee separation/asset related charges, net associated with the 2016 Global Cost Savings and Restructuring Program. This charge was primarily due to the identification of additional projects in certain segments, offset by reduction in severance and related benefit costs due to workforce reductions achieved through non-severance programs.

(3)
First quarter 2017 included a gain of $162 recorded in other income, net associated with the sale of the company's global food safety diagnostic business, a part of the Nutrition & Health segment. The effective tax rate for the gain on sale was 46.9% due to unfavorable tax consequences of non-deductible goodwill.

First quarter 2016 included a gain of $369 recorded in other income, net associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity, which held certain buildings and other assets. The gain is reflected as a Corporate item.

(4)
First quarter 2017 included a tax benefit of $53, as well as a $47 benefit on associated accrued interest reversals (recorded in other income, net), related to a reduction in the company’s unrecognized tax benefits due to the closure of various tax statutes of limitations.

(5)	First quarter 2016 included a benefit of $23, in other operating charges for reductions in the accrual for customer claims related to the use of the Imprelis® herbicide.

(6)
Unless specifically addressed in notes above, the income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended March 31,
SEGMENT NET SALES	2017	2016
Agriculture	$3,928	$3,786
Electronics & Communications	510	452
Industrial Biosciences	368	352
Nutrition & Health	789	801
Performance Materials	1,368	1,249
Protection Solutions	747	729
Other	33	36
Consolidated net sales	$7,743	$7,405

	Three Months Ended March 31,
SEGMENT OPERATING EARNINGS (1)	2017	2016
Agriculture	$1,236	$1,101
Electronics & Communications	89	59
Industrial Biosciences	75	63
Nutrition & Health	121	104
Performance Materials	355	273
Protection Solutions	177	176
Other	(62)	(59)
Total segment operating earnings	1,991	1,717
Corporate expenses	(69)	(86)
Interest expense	(84)	(92)
Operating earnings before income taxes and exchange losses	1,838	1,539
Exchange losses(2)	(59)	(121)
Operating earnings before income taxes (Non-GAAP)	$1,779	$1,418
Non-operating pension/OPEB costs	(104)	(74)
Total significant items before income taxes	(113)	291
Income from continuing operations before income taxes (GAAP)	$1,562	$1,635

	Three Months Ended March 31,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (3)	2017	2016
Agriculture	$—	$(73)
Electronics & Communications	(5)	7
Industrial Biosciences	(6)	1
Nutrition & Health	160	1
Performance Materials	(11)	(4)
Protection Solutions	(124)	3
Other	—	(3)
Total significant items by segment	14	(68)
Corporate expenses	(127)	359
Total significant items before income taxes	$(113)	$291

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)

Corporate Expenses
The reconciliation below reflects GAAP corporate expenses (income) excluding significant items.

	Three Months Ended March 31,
	2017	2016
Corporate expenses (income) (GAAP)	$196	$(273)
Less: Significant items charge (benefit) (3)	127	(359)
Corporate expenses (Non-GAAP)	$69	$86

(1) Segment operating earnings is defined as income (loss) from continuing operations before income taxes excluding significant pre-tax benefits (charges), non-operating pension/OPEB costs, exchange gains (losses), corporate expenses and interest.

(2) See Schedule D for additional information on exchange gains and losses.
(3) See Schedule B for detail of significant items.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended March 31,
	2017	2016
Income from continuing operations after income taxes (GAAP)	$1,338	$1,229
Add: Provision for income taxes on continuing operations	224	406
Income from continuing operations before income taxes	$1,562	$1,635
Add: Significant items charge (benefit) before income taxes(1)	113	(291)
Add: Non-operating pension/OPEB costs	104	74
Operating earnings before income taxes (Non-GAAP)	$1,779	$1,418
Less: Net income attributable to noncontrolling interests from continuing operations	8	6
Add: Interest expense	84	92
Adjusted EBIT from operating earnings (Non-GAAP)	$1,855	$1,504
Add: Depreciation and amortization	281	360
Adjusted EBITDA from operating earnings (Non-GAAP)	$2,136	$1,864

Reconciliation of Operating Costs to Consolidated Income Statement Line Items
GAAP operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development expense. The reconciliation below reflects operating costs excluding significant items and non-operating pension/OPEB costs.

	Three Months Ended March 31, 2017				Three Months Ended March 31, 2016
	As Reported (GAAP)	Less: Significant Items (1)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items (1)	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$204	$—	$—	$204	$185	$(23)	$—	$208
Selling, general and administrative expenses	1,260	170	31	1,059	1,128	24	30	1,074
Research and development expense	416	—	16	400	418	—	11	407
Total	$1,880	$170	$47	$1,663	$1,731	$1	$41	$1,689

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as earnings excluding significant items and non-operating pension/OPEB costs.

	Six Months Ended June 30,
	2017 Outlook	2016 Actual
EPS from continuing operations (GAAP)	$2.42	$2.55

Significant items (1)
Transaction costs	(0.30)	(0.09)
Gain on sale of business / entity	0.10	0.24
Restructuring charges / adjustments	(0.23)	0.01
Income tax items	0.11	—
Customer claims adjustment/recovery	—	0.04

Non-operating pension/OPEB costs - estimate	(0.16)	(0.15)

Operating EPS (Non-GAAP)	$2.90	$2.50

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other loss, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended March 31,
	2017	2016
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains	$26	$33
Local tax benefits	36	13
Net after-tax impact from subsidiary exchange gains	$62	$46

Hedging Program Gain (Loss)
Pre-tax exchange losses	$(85)	$(154)
Tax benefits	30	55
Net after-tax impact from hedging program exchange losses	$(55)	$(99)

Total Exchange Gain (Loss)
Pre-tax exchange losses	$(59)	$(121)
Tax benefits	66	68
Net after-tax exchange gains (losses)	$7	$(53)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended March 31,
	2017	2016
Income from continuing operations before income taxes (GAAP)	$1,562	$1,635
Add: Significant items - charge (benefit) (1)	113	(291)
Non-operating pension/OPEB costs	104	74
Less: Exchange losses	(59)	(121)
Income from continuing operations before income taxes, significant items, exchange losses, and non-operating pension/OPEB costs (Non-GAAP)	$1,838	$1,539

Provision for income taxes on continuing operations (GAAP)	$224	$406
Add: Tax benefits (expenses) on significant items	77	(131)
Tax benefits on non-operating pension/OPEB benefits/costs	37	28
Tax benefits on exchange losses	66	68
Provision for income taxes on continuing earnings, excluding exchange losses (Non-GAAP)	$404	$371

Effective income tax rate (GAAP)	14.3%	24.8%
Significant items and non-operating pension/OPEB costs effect	4.7%	(3.4)%
Tax rate, from continuing operations before significant items and non-operating pension/OPEB costs	19.0%	21.4%
Exchange gains (losses) effect	3.0%	2.7%
Base income tax rate from continuing operations (Non-GAAP)	22.0%	24.1%

(1) See Schedule B for detail of significant items.